Exhibit 3.06

CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND RIGHTS OF SERIES C PREFERRED STOCK

of

ORACLE CORPORATION

Pursuant to Section 151 of the General Corporation Law

of the State of Delaware

The undersigned, Daniel Cooperman, Senior Vice President, General Counsel and Secretary of Oracle Corporation, a Delaware corporation (hereinafter called the “Corporation”), pursuant to the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, hereby makes this Certificate of Designations and hereby states and certifies that pursuant to the authority expressly vested in the Board of Directors of the Corporation by its Certificate of Incorporation, the Board of Directors duly adopted the following resolutions:

RESOLVED, that, pursuant to Article 4, Section A, of the Corporation’s Certificate of Incorporation (which authorizes 1,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), of which 11,200 shares of Series B Preferred Stock are currently issued and outstanding, the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock.

RESOLVED, that each share of such series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

1. Number and Designation. 11,200 shares of the Preferred Stock of the Corporation shall be designated as Series C Preferred Stock (“Series C Preferred Stock”).

2. Rank. The Series C Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution and winding-up, rank prior to the Corporation’s common stock, par value $0.01 per share (“Common Stock”). All equity securities of the Corporation to which the Series C Preferred Stock ranks prior (whether with respect to dividends or upon liquidation, dissolution, winding-up or otherwise), including the Common Stock, are collectively the “Junior Securities.” All equity securities of the Corporation with which the Series C Preferred Stock ranks on a parity (whether with respect to dividends or upon liquidation, dissolution, winding-up or otherwise) are collectively the “Parity Securities.” The respective definitions of Junior Securities and Parity Securities shall also include any rights or options exercisable for or convertible into any of the Junior Securities and Parity Securities, as the case may be. The Series C Preferred Stock shall be subject to the creation of Junior Securities, Parity Securities and any securities that shall rank prior to the Series C Preferred Stock (whether with respect to dividends or upon liquidation, dissolution, winding-up or otherwise).

3. Dividends. (a) Holders of Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cash dividends at the annual rate of $15,000 per share. Such dividends shall be payable in arrears in equal amounts quarterly on February 15, May 15, August 15 and November 15 of each year (unless such day is not a business day, in which event on the next succeeding business day) (each of such dates being a “Dividend Payment Date” and each such quarterly period being a “Dividend Period”). Such dividends shall be cumulative from the date of issue, whether or not funds of the Corporation are legally available for the payment of such dividends. Each such dividend shall be payable to the holders of record of shares of the Series C Preferred Stock, as they appear on the Corporation’s stock register at the close of business on such record dates, which record dates shall be not more than 60 days or less than 10 days prior to the respective Dividend Payment Date, as shall be fixed by the Board of Directors. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not more than 45 days preceding the payment date thereof, as may be fixed by the Board of Directors.

(b) The amount of dividends payable for each full Dividend Period for the Series C Preferred Stock shall be computed by dividing the annual dividend rate by four. The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Series C Preferred Stock shall be computed on the basis of 30-day months and a 12-month year. Holders of Series C Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Series C Preferred Stock. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment on the Series C Preferred Stock that may be in arrears.

(c) So long as any shares of the Series C Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividends or distributions on Parity Securities, for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series C Preferred Stock for all Dividend Periods terminating on or before the date of payment of the dividend on such Parity Securities. If dividends are not paid in full or a sum sufficient for such payment is not set apart, all dividends declared upon shares of the Series C Preferred Stock and all dividends declared upon any other Parity Securities shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series C Preferred Stock and accumulated and unpaid on such Parity Securities.

(d) So long as any shares of the Series C Preferred Stock are outstanding, the Corporation shall not, and shall cause its subsidiaries not to, directly or indirectly, declare, pay or set apart for payment any dividends or other distributions on Junior Securities (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Securities) or redeem or otherwise acquire any Junior Securities (other than a redemption or acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary of the Corporation) (all such dividends, distributions, redemptions or acquisitions being a “Junior Securities Distribution”) for any consideration (including any moneys to be paid to or made available for a sinking fund for the redemption of any shares of any such stock), except by conversion into or exchange for Junior Securities, unless in each case the full cumulative dividends on all outstanding shares of the Series C Preferred Stock and any other Parity Securities have been paid or set apart for payment for all past and current Dividend Periods with respect to the Series C Preferred Stock and all past and current dividend periods with respect to such Parity Securities.

4. Liquidation Preference. (a) In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the Corporation’s assets (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, holders of Series C Preferred Stock shall be entitled to receive $261,500 per share of Series C Preferred Stock plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding-up of the Corporation, the Corporation’s assets, or proceeds thereof, distributable among the holders of Series C Preferred Stock are insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of Series C Preferred Stock and any other Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series C Preferred Stock and any such other Parity Securities if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with, or a conversion of the Corporation into, one or more corporations, or (ii) a sale or transfer of all or substantially all of the Corporation’s assets, shall not be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary, of the Corporation.

(b) Subject to the rights of the holders of any Parity Securities, after payment has been made in full to the holders of the Series C Preferred Stock, as provided in this Section 4, holders of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and holders of Series C Preferred Stock shall not be entitled to share therein.

5. Redemption. (a) The Series C Preferred Stock shall not be redeemable by the Corporation prior to February 2, 2026 (such date, the “Redemption Date”). On and after the Redemption Date, to the extent the Corporation has funds legally available for such payment, the Corporation may redeem at its option shares of Series C Preferred Stock, at any time in whole or from time to time in part, at a redemption price of $261,500 per share, plus accrued and unpaid dividends thereon to the redemption date, in cash without interest.

(b) Shares of Series C Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to Series and may be redesignated and reissued as part of any series of the Preferred Stock.

(c) Notwithstanding the foregoing provisions of this Section 5, unless full cumulative cash dividends (whether or not declared) on all outstanding shares of Series C Preferred Stock have been paid or contemporaneously are declared and paid or set apart for payment for all dividend periods terminating on or before the applicable redemption date, none of the shares of Series C Preferred Stock shall be redeemed, and no sum shall be set aside for such redemption, unless shares of Series C Preferred Stock are redeemed pro rata.

6. Procedure for Redemption. (a) If fewer than all the outstanding shares of Series C Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be selected by lot or pro rata (with any fractional shares being rounded to the nearest whole share) as may be determined by the Board of Directors (subject to Section 5(c)).

(b) If the Corporation redeems shares of Series C Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days before the redemption date, to each holder of record of the shares to be redeemed at such holder’s address as the same appears on the Corporation’s stock register; provided that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of such notice except as to the holder to whom the Corporation has failed to give said notice or whose notice was defective. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Series C Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

(c) Notice having been mailed as aforesaid, from and after the redemption date (unless the Corporation defaults in providing money for the payment of the redemption price of the shares called for redemption), dividends on the shares of Series C Preferred Stock so called for redemption shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. If fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

7. Voting Rights. (a) Except as otherwise provided by law, holders of Series C Preferred Stock shall be entitled to (i) vote with the holders of Common Stock in each election of directors of the Corporation submitted for a vote of holders of Common Stock, (ii) 17,000 votes per share of Series C Preferred Stock and (iii) notice of any stockholders’ meeting at which directors are to be elected in accordance with the Certificate of Incorporation and by-laws of the Corporation. If the Corporation at any time after the date of issuance of the Series C Preferred Stock pays any dividend on Common Stock in shares of Common Stock or effects a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes to which holders of Series C Preferred Stock were entitled immediately prior to such event under Section 7(a)(ii) shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) The consent or votes required in Section 7(a) shall be in addition to any approval of stockholders of the Corporation which may be required by law or pursuant to any provision of the Corporation’s Certificate of Incorporation or by-laws, which approval shall be obtained by vote of the stockholders of the Corporation in the manner provided in Section 7(a).

(c) Except as otherwise required by applicable law or as set forth herein, the shares of Series C Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

8. General Provisions. (a) The term “Person” as used herein means any corporation, limited liability company, partnership, trust, organization, association, other entity or individual.

(b) The term “outstanding”, when used with reference to shares of stock, shall mean issued shares, excluding shares held by the Corporation.

(c) The headings of the sections of this Certificate of Designations are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

(d) Each holder of Series C Preferred Stock, by acceptance thereof, acknowledges and agrees that payments of dividends, interest, premium and principal on, and exchange, redemption and repurchase of, such securities by the Corporation are subject to restrictions on the Corporation contained in certain credit and financing agreements.

IN WITNESS WHEREOF, Oracle Corporation has caused this Certificate of Designations to be signed and attested by the undersigned this 31st day of January 2006.

ORACLE CORPORATION

By:	/S/ DANIEL COOPERMAN
Name:	Daniel Cooperman
Title:	Senior Vice President, General Counsel and Secretary

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